EXHIBIT 99

FOR RELEASE 4:00 p.m. April 30, 2008

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

Kimberly B. Snyder, Executive Vice President and Chief Financial Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS

FIRST QUARTER NET INCOME INCREASE OF 57% OVER 2007

ROANOKE, VIRGINIA. April 30, 2008 — Roanoke-based Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results for the first quarter of 2008 and reported a 57% increase in earnings compared to the first quarter of 2007.

For the three months ended March 31, 2008, the Company reported net income of $748,000 as compared to $475,000 in the first quarter of 2007, a 57% increase quarter over quarter. Return on average total assets was 0.50% for the quarter and return on average shareholders’ equity was 7.23%, compared with 0.33% and 5.58% respectively for the same period in 2007. Diluted earnings per share were $0.16 in the first quarter of 2008 compared to $0.11 in the same period of 2007, an increase of 45%. Earnings per share growth for the first quarter would have been in step with earnings growth except for the additional 409,884 shares issued as a result of the private placement offering completed in September and October of 2007. The provision for loan losses was $291,000 for the quarter ended March 31, 2008 as compared to $720,000 for the same period of 2007. The Company recorded net charge-offs for the quarter ended March 31, 2008 of $311,000. As of March 31, 2008, total non-performing assets amounted to $2,694,000, or 0.44% of total assets, compared to $7,474,000, or 1.24% of total assets as of December 31, 2007, representing a $4,780,000 or 64% decrease during the first quarter.

Ellis L. Gutshall, President and Chief Executive Officer of the Company stated “We are obviously extremely pleased with our performance in the first quarter of 2008. We advised our investors in late 2006 and early 2007 that restoring our credit quality ratios to their pre-2006 pristine levels was senior management’s top priority for 2007 and are happy to report that we were successful in our mission.

Furthermore, maintaining such credit quality will continue to be a focus for 2008 as we navigate through the effects of the current economic slowdown. We remain cautiously optimistic about the remainder of this year, but continue to be concerned about the continued weakness in the residential real estate market and general slowdown in economic activity.” Gutshall further reiterated “We did not participate in the subprime, Alt-A or third-party originated mortgage programs that have resulted in heavy loan losses at many banks throughout the country.”

The Company’s net interest margin for the first quarter of 2008 was 2.92% as compared to 2.86% for the same period in 2007 and 2.84% for the year ended December 31, 2007. Gutshall stated “We are quite pleased with the positive movement in our net interest margin, especially considering the dramatic action taken by the FOMC as it reduced the federal funds rate by 200 basis points in the first quarter of the year. As expected, the significant reduction in our non-performing assets had a positive impact on our margin during the first quarter, despite the reduction in interest rates.”

At March 31, 2008, Valley Financial’s total assets were $613,614,000, total deposits were $426,499,000, total loans stood at $497,031,000 and total shareholders’ equity was $41,748,000. Compared with March 31, 2007, the Company experienced increases of $36,557,000 or 6% in total assets, $9,219,000 or 2% in total deposits and $22,055,000 or 5% in total loans over the twelve-month period. Gutshall stated “During the first quarter of 2008, we continued with our strategy of reducing our reliance on higher cost certificates of deposits and allowed a net of approximately $13 million in higher cost certificates of deposits to run off at maturity due to available lower cost funding options. We just introduced a new checking account product, My Lifestyle Checking, to our retail consumers. We are very excited about the potential of this product and are pleased with our performance in the early months of this campaign. Additionally, our Prime Money Market account which has an interest rate tied to the Wall Street Journal Prime rate continues to attract customers, as we have amassed almost $79 million in deposits in this account as of the end of the first quarter of 2008.”

At the 2008 Annual Meeting of Shareholders held earlier today, it was announced that the Board of Directors had declared the ninth consecutive semi-annual cash dividend on the Company’s common stock, in the amount of $0.07 per share payable July 1, 2008 to shareholders of record May 30, 2008.

Gutshall stated, “We continue to execute our growth strategy and are currently constructing a new full-service branch office in the South Roanoke neighborhood of Roanoke City with an opening scheduled during the third quarter of 2008. Additionally, we have entered into a contract to purchase a tract of land on US 460 at the new Kroger Square at Bonsack and intend to begin constructing our ninth full-service branch in the fourth quarter of 2008. We are excited about the growth potential of these new branches.”

About Valley Financial Corporation

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue, 1518 Hershberger Road, 3850 Keagy Road, and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton. Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Non-GAAP Financial Measures

This report refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Valley Financial Corporation, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share amounts)

	March 31 2008	December 31 2007	March 31 2007
	(unaudited)		(unaudited)
Total assets	$613,614	$600,967	$577,057
Total loans	497,031	487,164	474,976
Investments	85,738	81,085	73,130
Deposits	426,499	432,453	417,280
Borrowed funds	138,932	121,078	119,034
Stockholders’ equity	41,748	40,716	33,961
Non-performing assets to total assets	0.44%	1.24%	1.47%
Loans past due more than 90 days to total loans	0.04%	0.00%	0.00%
Allowance for loan losses to total loans	0.98%	1.00%	1.37%
Book value per share, exclusive of accumulated other comprehensive income (loss)	$8.95	$8.86	$8.30

	For the Three Months Ended March 31
	2008	2007
	(unaudited)
Interest income	$9,459	$9,579
Interest expense	5,321	5,737
Net interest income	4,138	3,842
Provision for loan losses	291	720
Net interest income after provision for loan losses	3,847	3,122
Noninterest income	516	631
Noninterest expense	3,312	3,142
Net income before taxes	1,051	611
Provision for income taxes	303	136
Net income	$748	$475
Basic net income per share	$0.16	$0.12
Diluted net income per share	$0.16	$0.11
Return on average total assets	0.50%	0.33%
Return on average total equity	7.23%	5.58%
Yield on earning assets (TEY)	6.63%	7.07%
Cost of funds	3.84%	4.29%
Net interest margin (TEY)	2.92%	2.86%
Overhead efficiency ratio	69.34%	68.19%
Net charge-offs/average loans	0.06%	0.00%